UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 31, 2005, Exelixis, Inc. (the “Company”) entered into a collaboration agreement with Genentech, Inc. (“Genentech”) for the discovery and development of therapeutics that target the Notch pathway for treatment of cancer, inflammatory diseases, and tissue growth and repair. The collaboration combines the intellectual property and biological capabilities of both companies to target proteins and genes that are involved in cell proliferation and differentiation. Under the collaboration, Genentech will primarily focus on generating antibodies to proteins provided by the Company, and the parties will jointly assess the utility of the therapeutics in a variety of cancer, inflammation and tissue growth and repair models.

Under the terms of the agreement, the Company has granted to Genentech a license with respect to certain intellectual property relating to the Company’s Notch portfolio. In the field of cancer, Genentech will have primary responsibility for research and development activities as well as the commercialization of any products. In the fields of inflammation and tissue growth and repair, the Company will initially have primary responsibility for research activities. The research term under the agreement is three years and the parties may extend the term upon mutual consent. Genentech has agreed to make an upfront payment to the Company as well as provide research and development funding over the three-year research term, totaling in the aggregate $16 million. After expiration of the research term, the Company will have an option to elect to share a portion of the costs and profits associated with the development, manufacturing and commercialization of products either in the field of inflammatory diseases or the field of tissue growth and repair (each, a “Profit Share Field”). For products developed in any indication other than the Profit Share Field, the Company will receive milestone and royalty payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: June 2, 2005	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary